First Amendment to The Goodyear Tire & Rubber Company
Deferred Compensation Plan For Executives
(As Amended and Restated Effective October 7, 2008)

Effective December 20, 2012, the definition of “Eligible Employee” in Section 2.1 of The Goodyear Tire & Rubber Company Deferred Compensation Plan for Executives (As Amended and Restated Effective October 7, 2008) is amended in total as follows:

“Eligible Employee” means any Employee of an Employer who, at the time the determination thereof is being or to be made, either meets the requirements of (A) or is designated pursuant to (B):

(A)     The Employee is
(i) either
(1) employed within the United States of America, or
(2) employed as an expatriate outside the United States and the Company can validate that participation by such Employee is not illegal under foreign law applicable to such Employee and will have no adverse tax implications to the Company,
(ii) is a citizen or resident (green card holder) of the United States of America,
(iii) is a participant in the Performance Plan for the then current Plan Year, (iv) has an Annual Salary Rate at the beginning of the Plan Year of at least the amount provided by Section 401(a)(17) of the Code for the Plan Year, or

(B)	is designated by Chief Executive Officer as being eligible to participate in the Plan for the Plan Year.”

Executed at Akron, Ohio this 20th day of December, 2012.

The Goodyear Tire & Rubber Company

By:     /s/ Joseph B Ruocco
Joseph B Ruocco
Senior Vice President – Human Resources

ATTEST:

/s/ Bertram Bell
Bertram Bell
Assistant Secretary